UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2005

PLUMTREE SOFTWARE, INC.

(Exact Name of Registrant as specified in charter)

Commission File Number 001-31344

Delaware	52-2303761
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

500 Sansome Street San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 263-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement.

Item 9.01. Financial Statements and Exhibits.

SIGNATURES

EXHIBIT INDEX

EXHIBIT 2.1

EXHIBIT 10.1

EXHIBIT 99.1

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2005, Plumtree Software, Inc., a Delaware corporation (the “Company”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with BEA Systems, Inc., a Delaware corporation (“BEA”) and Baja, Inc., a Delaware corporation and direct wholly-owned subsidiary of BEA (the “Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of BEA (the “Merger”).

Merger Agreement

At the effective time and as a result of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $5.50, without interest.

Consummation of the Merger is subject to customary conditions, including (i) approval of the adoption of the Merger Agreement by the stockholders of the Company and (ii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain foreign antitrust approvals.

The Merger Agreement contains certain termination rights for both the Company and BEA, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay BEA a termination fee of $5.5 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated in this Item 1.01 by reference.

On August 22, 2005, the Company issued a press release announcing the Merger and its entering into the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 1.01 by reference.

Voting Agreement

BEA has entered into a voting agreement (the “Voting Agreement”) with, among others, each of the directors and officers (each, a “Stockholder”) of the Company, substantially in the form of Exhibit 10.1 hereto. Among other things, the Voting Agreement provides that the Stockholder will vote all shares of capital stock of the Company such person beneficially owns in favor of the adoption of the Merger Agreement and approval of the Merger, against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement, against approval of any proposal made in opposition to or in competition with the consummation of the Merger and against certain other material transactions or changes in capitalization or structure. The Voting Agreement terminates on the earlier of the effective date of the Merger or the date that the Merger Agreement has been terminated.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated in this Item 1.01 by reference.

Additional Information and Where to Find It

The Company has agreed to file a proxy statement in connection with the proposed Merger. The proxy statement will be mailed to the stockholders of the Company. The Company’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger and the Company. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations page on its corporate website at www.plumtree.com.

In addition, the Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. A description of any interests that the Company’s officers and directors have in the Merger will be available in the proxy statement. In addition, BEA may be deemed to have participated in the solicitation of proxies from the Company’s stockholders in favor of the approval of the Merger Agreement. Information concerning BEA’s directors and executive officers is set forth in BEA’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on May 16, 2005, and its annual report on Form 10-K filed with the SEC on April 18, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to BEA’s Company Information page on its corporate website at www.bea.com.

The Company agrees to furnish supplementally a copy of any omitted schedule to the Merger Agreement to the SEC upon request.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number
2.1	Agreement and Plan of Merger by and among BEA Systems, Inc., Baja, Inc. and Plumtree Software, Inc. dated as of August 22, 2005

10.1	Form of Voting Agreement, dated as of August 22, 2005, by and among BEA Systems, Inc. and certain stockholders of Plumtree Software, Inc.

99.1	Press release issued jointly by BEA Systems, Inc. and Plumtree Software, Inc. dated August 22, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUMTREE SOFTWARE, INC.

Dated: August 22, 2005	By:	/s/ John Kunze
John Kunze
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
2.1	Agreement and Plan of Merger by and among BEA Systems, Inc., Baja, Inc. and Plumtree Software, Inc. dated as of August 22, 2005

10.1	Form of Voting Agreement, dated as of August 22, 2005, by and among BEA Systems, Inc. and certain stockholders of Plumtree Software, Inc.

99.1	Press release issued jointly by BEA Systems, Inc. and Plumtree Software, Inc. dated August 22, 2005